Exhibit 99.1

Hercules Technology Growth Capital Announces First Quarter 2011 Financial Results and Declares a Quarterly Cash Dividend of $0.22

  Net Investment Income or “NII” of $9.8 million up 75.0% from Q1 2010
  Distributable Net Operating Income or “DNOI” up over 73.0% to $0.25 per share
  Over 88.0% of the investment portfolio is senior secured floating rate loans
  Total new commitments of approximately $98.0 million during the quarter
  Unfunded commitments over $131.0 million as of March 31, 2011
  Signed term sheets of approximately $73.0 million at March 31, 2011
  Net realized gain of approximately $4.4 million in Q1 2011
  Completed $75.0 million convertible debt offering in April 2011
  Strong liquidity position with over $220.0 million available for investments

PALO ALTO, Calif.--(BUSINESS WIRE)--May 5, 2011--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), the leading specialty finance company devoted to addressing the capital needs of venture capital and private equity-backed technology-related companies, including clean technology, life sciences and lower middle market companies at all stages of development, announced today its financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Highlights:

  Originated approximately $98.0 million in total commitments to new and existing portfolio companies.
  Funded approximately $84.0 million of debt and equity investments during the first quarter.
  Received approximately $86.0 million in principal repayments, including $61.4 million of early principal repayments, $2.9 million in working capital paydowns, and $21.7 million in scheduled principal payments.
  Increased total investment income by approximately 53.6% to $19.2 million, compared to $12.5 million for the first quarter of 2010.
  Increased net investment income, or “NII”, during the quarter by 75.0% to approximately $9.8 million, compared to $5.6 million in the first quarter of 2010. Net investment income per share was $0.23 on 42.7 million outstanding shares for the first quarter of 2011, compared to $0.16 per share on 35.2 million outstanding shares in the first quarter of 2010, an increase of approximately 44.0%.

  Increased distributable net operating income, or “DNOI”, by approximately 73.4% to $10.5 million compared to $6.1 million in the first quarter of 2010. DNOI per share was $0.25 per share on 42.7 million outstanding shares for the first quarter of 2011, compared to $0.17 per share on 35.2 million outstanding shares in the first quarter of 2010.
  Total investment assets increased 15.9% year over year to approximately $445.0 million as of March 31, 2011, compared to $384.1 million as of March 31, 2010.
  Finished the first quarter in a strong liquidity position with approximately $220.7 million in available liquidity, including $114.4 million in cash, $36.3 million in SBA capital commitments subject to SBA requirements and $70.0 million in credit facility availability.
  Declared twenty-third consecutive dividend since inception of $0.22 per share, payable on June 23, 2011, to shareholders of record as of May 13, 2011, bringing total dividends declared since inception to $6.25 per share.

“During the first quarter, we took steps towards lowering our cost of capital while also enhancing our balance sheet and liquidity position as we continue to position Hercules for growth in 2011 and beyond,” said Manuel A. Henriquez, president and CEO of Hercules. “Hercules’ performance in Q1 2011 reflects our continued discipline and growing strength in the marketplace as we delivered another solid quarter of financial results.”

Mr. Henriquez continued, “As we look to the rest of the year, we expect to continue to benefit from increasing venture capital investment activities, a more robust IPO market with continued monetization of our existing warrant portfolio in over 90 venture backed companies, five of which are currently in IPO registration, and an overall improvement in the broader economy. Given our two recent accretive capital raises, we believe Hercules is well positioned to expand our investment activities based on the strength of our balance sheet and disciplined investment approach to deliver high-quality cash earnings and solid earnings growth in the second half of 2011 and beyond.”

First Quarter Review and Operating Results

Investment Portfolio

As of March 31, 2011, over 93.0% of the Company’s debt investments were in a senior secured first lien position, and more than 88.0% of the debt investment portfolio was priced at floating interest rates or floating interest rates with a LIBOR floor. We believe we would be well positioned to benefit should market rates increase.

Hercules entered into commitments to provide debt financings of approximately $97.5 million, including $50.0 million to new companies and $47.5 million to existing portfolio companies in the first quarter. Debt fundings were approximately $83.9 million to new and existing portfolio companies during the quarter. Additionally, Hercules entered into a commitment and funded approximately $500,000 of equity capital to one portfolio company during the quarter.

Hercules received approximately $86.0 million of principal repayments, including $61.4 million of early principal repayments, $2.9 million in working capital pay-downs, and $21.7 million in scheduled principal payments in the first quarter.

A break-down of the total investment portfolio by category, quarter over quarter, is highlighted below:

(at Fair Value, in $ Millions)
Period	Q1 2011	Q4 2010	Change ($)	Change %

Interest Earning Debt Investments
Loans	$396.6	$401.6	$(5.0)	(1.2)%

Non-Interest Earning Equity
Equity Investments	$27.0	$46.7	$(19.7)	(42.2)%
Warrant Portfolio	$21.5	$23.7	$(2.2)	(9.3)%

Total Investment Assets	$445.1	$472.0	$(26.9)	(5.7)%

Unfunded Commitments

As of March 31, 2011, Hercules had unfunded debt commitments of approximately $131.1 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules.

Signed Term Sheets

Hercules finished the first quarter 2011 with approximately $73.0 million in signed non-binding term sheets with 5 companies, which generally convert to contractual commitments in approximately 45 to 60 days of signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements. Closed commitments generally fund 70-80% of the committed amount in aggregate over the life of the commitment.

Portfolio Effective Yield

The effective yield on the Company’s debt portfolio investments during the quarter was 18.1%, which is up from the fourth quarter of 2010 yield of 17.0%. Excluding the effect of fee accelerations that occurred from early payoffs, the effective yield for the quarter was 15.9%, up 10 basis points from adjusted effective yield in the fourth quarter of 2010 of approximately 15.8%. The effective yield is derived by dividing total investment income by the weighted average earning assets during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 91 portfolio companies, with a fair value of approximately $21.5 million at March 31, 2011, down 9.3% as compared to approximately $23.7 million at December 31, 2010. If exercised, these warrant holdings would require Hercules to invest an approximate additional $68.1 million. Warrants may appreciate or depreciate in value depending largely upon the underlying portfolio company’s performance and overall market conditions. Of the warrants which have monetized, historically Hercules has realized warrant gain multiples in the range of 1.04x to 8.74x. However, these warrants may not appreciate in value and, in fact, may decline in value, potentially rendering some of these warrants worthless.

During the quarter Pacira Pharmaceuticals, Inc., completed its IPO in February 2011. As of March 31, 2011, Hercules had warrants in three additional companies which had filed S-1s, or IPO registration statements. Subsequent to quarter end, two additional portfolio companies, Brightsource Energy, Inc. and WageWorks, Inc., filed their IPO registration statements. See Subsequent Events for additional information.

Income Statement

Total investment income in the first quarter of 2011 was approximately $19.2 million compared to approximately $12.5 million in the first quarter of 2010. This increase was due to a higher average balance of interest earning investments outstanding during the first quarter and one-time fees related to early payoffs.

Interest expense and loan fees were approximately $3.2 million during the first quarter of 2011 as compared to $2.3 million in the first quarter of 2010. The Company had a weighted average cost of debt comprised of interest and fees of approximately 7.7% at March 31, 2011, versus 7.2% during the first quarter of 2010. These increases were primarily attributed to a higher weighted average outstanding debenture balance and due to approximately $550,000 of acceleration of unamortized fees in connection with the pay down of $25.0 million SBA debentures in January 2011. These debentures had an interest rate of 6.6%, including annual fees. Excluding the impact of the fee acceleration attributed to the SBA refinancing the weighted average cost of debt for the first quarter of 2011 was 6.3%.

Additionally, during the first quarter of 2011, Hercules borrowed $18.75 million of SBA debentures that have an effective fixed interest rate of approximately 4.3%, including annual fees. Hercules had a weighted average debt balance outstanding during the quarter of approximately $164.0 million, all of which were SBA debentures with fixed rates of interest for ten years from the initial date of issuance.

Total operating expenses excluding interest expense and loan fees for the first quarter of 2011 was $6.2 million, as compared to $4.6 million for the first quarter of 2010. This increase was primarily attributed to higher compensation expenses based on higher headcount and higher accounting and legal expenses.

Hercules recognized net realized gains of approximately $4.4 million on the portfolio in the first quarter. The Company recorded net gains from the sales of equity investments in two portfolio companies that totaled $9.6 million, of which Infologix, Inc. represented a gain of $8.3 million and Kamada, Inc. represented a gain of $1.3 million. These gains were partially offset by realized losses due to the write off of warrant, equity and debt investments totaling $5.2 million in one portfolio company. Cumulative net realized losses on investments since October 2004 to date totals $48.5 million, on a GAAP basis. When compared to total commitments of approximately $2.2 billion over the same period, the net realized loss represents approximately 2.2% of total commitments, or an annualized loss rate of approximately 33 basis points.

During the first quarter, the Company recorded approximately $15.3 million of net unrealized depreciation from its loans, warrant and equity investments. Of the unrealized depreciation, approximately $9.4 million was attributable to the reversal of unrealized appreciation to realized gains on equity and warrants.

NII – Net Investment Income

NII for the first quarter of 2011 was approximately $9.8 million, compared to $5.6 million in the first quarter of 2010, representing an increase of approximately 75.0%. The increase was primarily attributed to higher interest and fees earned from debt investments as previously highlighted. NII per share for the first quarter of 2011 was $0.23 based on 42.7 million basic shares outstanding, compared to $0.16 per share based on 35.2 million basic shares outstanding in the first quarter 2010.

DNOI - Distributable Net Operating Income

DNOI for the first quarter was approximately $10.5 million or $0.25 per share, as compared to $6.1 million, or $0.17 per share in the first quarter of 2010. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors declared a cash dividend of $0.22 per share that will be payable on June 23, 2011 to shareholders of record as of May 13, 2011. This dividend would represent the Company’s twenty-third consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $6.25 per share.

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year.

Share Repurchases

In February 2011, the Board of Directors approved extending Hercules’ share repurchase program through August 2011. During the first quarter of 2011 the Company did not repurchase shares of its common stock.

Liquidity and Capital Resources

The Company ended the first quarter with approximately $220.7 million in available liquidity, including $114.4 million in cash, $36.3 million in SBA capital commitments, subject to SBA requirements and $70.0 million in credit facilities.

On March 30, 2011, Hercules received a commitment to renew its’ $300.0 million accordion credit facility and has received initial commitments of $100.0 million through Wells Fargo Capital Finance (“WFCF”) and the RBC Capital Markets (“RBC”). The Company has the ability to increase the credit line up to an aggregate of $300.0 million, funded by additional lenders who may join the facility and with the agreement of WFCF and RBC and subject to other customary conditions. We expect to continue discussions with various other potential lenders to join the new facility, however there can be no assurances that additional lenders will join the new credit facility. This new commitment will replace the existing $300.0 million credit facility which was expected to expire in August 2011, under which WFCF had committed $50.0 million in capital, and is subject to customary closing conditions and the completion of legal documentation. We expect the covenants and of events of default to be consistent with the existing facility. No assurance can be given that WFCF, RBC and the Company will execute definitive documentation, that the definitive documentation will reflect the terms described herein or that the facility will be entered into at all.

During the quarter, Union Bank extended its $20.0 million commitment to Hercules through July 31, 2011. As of March 31, 2011, Hercules did not have any outstanding borrowings under either of its credit facilities with WFCF or Union Bank.

Pricing at March 31, 2011 under the Wells Fargo and Union Bank credit facilities are LIBOR+3.25% with a floor of 5.0%, and LIBOR+2.25% with a floor of 4.0%, respectively.

At March 31, 2011, Hercules had approximately $163.8 million drawn under the SBIC program, as part of its total potential maximum debentures of $225.0 million. During the quarter, Hercules repaid $25.0 million of SBA debentures under its first license, priced at 6.6%, including annual fees. Additionally, during the first quarter, Hercules borrowed $18.75 million of new debentures under its second SBA license during the first quarter, priced at 4.3%, including annual fees.

In April 2011, the Company received a commitment of $25.0 million of SBA debentures under its second license. There can be no assurances that we will be granted the license in a timely manner or at all. With the commitment under the second license, the Company currently has approximately $61.2 million of remaining availability with the commitment under the second license under the SBA commitment, subject to compliance with SBA regulations and an additional capital contribution.

At March 31, 2011, our adjusted BDC leverage was 0.0% which excludes all SBIC debentures based on our existing exemptive order from the SEC which allows us to exclude all SBIC leverage for the BDC leverage test. Total leverage including our SBIC debentures is approximately 40.6% at March 31, 2011.

Based on Hercules' existing stockholders' equity coupled with the Company’s ability to exclude all if its SBA leverage (SBIC debentures) from its 200% asset coverage ratio, the Company has the potential to leverage its balance sheet up in excess of $600.0 million. However, there are no assurances that we may be able to find additional lenders to extend or provide additional credit facilities to fully utilize the Company’s available borrowing capacity or expand its existing credit facilities.

Net Asset Value

At March 31, 2011, the Company’s net assets were approximately $403.2 million down 2.3% compared to $412.5 million as of December 31, 2010.

As of March 31, 2011, net asset value per share was $9.20 on 43.8 million outstanding shares, compared to $9.50 on 43.4 million outstanding shares at December 31, 2010. The decrease in NAV per share was primarily attributable to net unrealized depreciation for the quarter.

Portfolio Asset Quality and Diversification

As of March 31, 2011, grading of the debt portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$32.9 million or 8.3% of the total portfolio
Grade 2	$206.0 million or 51.9% of the total portfolio
Grade 3	$146.3 million or 36.9% of the total portfolio
Grade 4	$6.1 million or 1.6% of the total portfolio
Grade 5	$5.2 million or 1.3% of the total portfolio

At March 31, 2011, the weighted average loan grade of the portfolio was 2.44 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.22 as of December 31, 2010. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of March 31, 2011 was as follows:

  16.7% in drug discovery companies
  16.0% in specialty pharmaceutical companies
  12.1% in software companies
  10.8% in clean technologies
  10.6% in communications and networking companies
  7.4% in drug delivery companies
  6.2% in internet consumer & business services companies
  5.4% in therapeutics companies
  4.0% in consumer and business products companies
  3.1% in diagnostic companies
  3.0% in information services companies
  1.3% in electronic & computer hardware companies
  1.2% in biotechnology tools companies
  1.0% in surgical devices companies
  0.7% in semiconductor companies
  0.5% in media/content/info companies

Subsequent Events

1. As of May 5, 2011, Hercules has:

a. Closed commitments of approximately $51.5 million to new and existing portfolio companies, and funded approximately $39.0 million since the close of the first quarter.

b. Pending commitments (signed term sheets) of approximately $57.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

2011 Closed Commitments and Pending Commitments (in millions)
Q1-11 Closed Commitments	$98.0
Q2-11 Closed Commitments (as of May 5, 2011)	$51.5
Total 2011 Closed Commitments(a)	$149.5

Pending Commitments (as of May 5, 2011)(b)	$57.0
Total	$206.5

Notes:

a. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. On April 12, the Company issued and priced in a private offering $75.0 million in aggregate principal Convertible Senior Notes due 2016 (the “Convertible Senior Notes”). The Convertible Senior Notes are unsecured and bear fixed interest at a rate of 6.00% per year, payable semiannually. In certain circumstances, at the Company's election, the Convertible Senior Notes will be converted into cash, shares of common stock or a combination of cash and shares of common stock, at an initial conversion rate of 84.0972 shares of common stock per $1,000 principal amount of Convertible Senior Notes which is equivalent to an initial conversion price of approximately $11.89 per share of the Company's common stock, subject to customary anti-dilution adjustments. The conversion price is approximately 15% above the $10.34 per share closing price of the Company's common stock on April 11, 2011. The Company will not have the right to redeem the Convertible Senior Notes prior to maturity. The Convertible Senior Notes will mature on April 15, 2016, unless repurchased or converted in accordance with the their terms prior to such date.

3. On April 27, the Company received approval for its refinancing from the SBA to borrow $25 million under a new capital commitment, and maintaining its ability to fully borrow up to the potential maximum statutory limit on the dollar amount of combined outstanding SBA guaranteed debentures an aggregate of $225.0 million subject to SBA requirements.

4. In April 2011, two additional portfolio companies, Wageworks, Inc and Brightsource Energy, Inc, had filed their S-1 registration statements, with the objective of selling common stock to the public. In total, as of May 5, 2011 Hercules holds investments in five companies in IPO registration.

Conference Call

Hercules has scheduled its 2011 first quarter financial results conference call for May 5th, 2011 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter the passcode 60478935.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance firm providing customized loans to public and private technology-related companies, including clean technology, life science and lower middle market companies at all stages of development. Since its founding in 2003, Hercules has committed over $2.2 billion in flexible financing solutions to over 160 companies, enabling these companies to maximize their equity by leveraging these assets. Hercules’ strength comes from its deep understanding of credit and the industries it serves, allowing it to partner with venture capital and private equity companies for a less dilutive source of growth capital helping companies to bridge through their critical stages of growth. Hercules offers a full suite of growth capital products at all levels of the capital structure, ranging from $500,000 to $30 million, lines of credit to term loans. The company is headquartered in Palo Alto, California and has additional offices in Massachusetts and Colorado. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.htgc.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Historical and Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. In addition, the statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(Dollars in thousands, except per share data)

	March 31,
	2011	December 31,
	(unaudited)	2010
Assets
Investments:
Non-Control/Non-Affiliate investments (cost of $465,896 and $445,782, respectively)	$443,022	$428,782
Affiliate investments (cost of $2,880 and $2,880, respectively)	2,032	3,069
Control investments (cost of $0 and $31,743, respectively)	-	40,181
Total investments, at value (cost of $468,776 and $480,405, respectively)	445,054	472,032
Cash and cash equivalents	114,435	107,014
Interest receivable	4,306	4,520
Other assets	10,611	7,681
Total assets	574,406	591,247

Liabilities
Accounts payable and accrued liabilities	7,449	8,716
Long-term SBA Debentures	163,750	170,000
Total liabilities	171,199	178,716

Net assets	$403,207	$412,531

Net assets consist of:
Common stock, par value	$43	$43
Capital in excess of par value	478,959	477,549
Unrealized appreciation on investments	(23,390)	(8,038)
Accumulated realized gains on investments	(46,663)	(51,033)
Distributions in excess of investment income	(5,742)	(5,990)

Total net assets	$403,207	$412,531

Shares of common stock outstanding ($0.001 par value, 60,000,000 authorized)	43,804	43,444

Net asset value per share	$9.20	$9.50

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010

Investment income:
Interest income
Non Control/Non Affiliate investments	$16,456	$10,430
Affiliate investments	-	-
Control investments	-	805
Total interest Income	16,456	11,235
Fees
Non Control/Non Affiliate investments	2,695	1,113
Affiliate investments	-	-
Control investments	-	172
Total fees	2,695	1,285
Total investment income	19,151	12,520
Operating expenses:
Interest	2,233	2,026
Loan fees	934	298
General and administrative	2,206	1,889
Employee Compensation:
Compensation and benefits	3,253	2,238
Stock-based compensation	721	457
Total employee compensation	3,974	2,695

Total operating expenses	9,347	6,908

Net investment income	9,804	5,612

Net realized gain (loss) on investments	4,370	362
Net increase (decrease) in unrealized appreciation on investments	(15,352)	(260)

Net realized and unrealized gain (loss)	(10,982)	102
Net increase in net assets resulting from operations	$(1,178)	$5,714

Net investment income before investment gains and losses
per common share:
Basic	$0.23	$0.16

Change in net assets per common share:
Basic	$(0.03)	$0.16

Diluted	$(0.03)	$0.16

Weighted average shares outstanding
Basic	42,737	35,181

Diluted	42,737	35,813

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended March 31,
	2011	2010
Reconciliation of Adjusted NII to Net Investment Income
Net Investment Income	$9,804	$5,612
Dividends paid on unvested restricted shares (1)	(158)	(98)
Net investment income, net of dividends paid on unvested restricted shares	$9,646	$5,515

Net investment income before investment gains and losses
per common share: (2)
Basic	$0.23	$0.16

Adjusted net investment income before investment gains and losses per common share: (3)
Basic	$0.23	$0.16

Weighted average shares outstanding
Basic	42,737	35,181

(1) Unvested restricted shares as of the dividend record date for in the first quarter of 2011 and 2010 was approximately 716,000 and 488,000 respectively

(2) Net investment income per share is calculated as the ratio of income and losses allocated to common shareholders divided by shares outstanding.

(3) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic and diluted share,” Adjusted NII” consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

Schedule 2
	Three Months Ended March 31,
Reconciliation of DNOI to Net investment income	2011	2010
Net investment income	$9,804	$5,612
Stock-based compensation	721	457
DNOI	$10,525	$6,069

DNOI per share-weighted average common shares
Basic	$0.25	$0.17

Weighted average shares outstanding
Basic	42,737	35,181

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com